Exhibit 3

OI S.A.

CNPJ/MF Nº 76.535.764/0001-43

NIRE 33.30029520-8

Publicly-held company

ANNOUNCEMENT TO THE MARKET

Oi S.A. (“Oi”), in view of some reports released by the press arising from the disclosure through the Material Fact dated as of October 2, 2013, of the execution of the Memorandum of Understanding for the merger of the activities of Oi and Portugal Telecom SGPS S.A. (“Portugal Telecom”) (“the Transactions”), hereby reiterates and clarifies to its shareholders and to the market, with respect to the corporate reorganization transactions, which include the merger of the holding companies Telemar Participações S.A. (“TmarPart”), AG Telecom Participações S.A. (“AG”) and LF Tel S.A. (“LF”) into CorpCo, the following.

As described in the Fato Relevante, these holding companies, as an essential part of a process for the simplification of the shareholding structure of the Oi companies, will be subject to a series of merger transactions (involving TmarPart and these holding companies), by means of which, all the equity (assets and liabilities) of TmarPart and these holding companies will be, at the end of the Transactions, transferred to CorpCo.

However, prior to the referenced merger transactions, TmarPart and the holding companies AG and LF will be, as described in the Material Fact released on October 2, 2013, capitalized with the resources needed to fully repay their indebtedness, in a manner such that, other that the shares of Oi, the net assets represented by the other assets and liabilities of these companies corresponds to zero or slightly more than zero.

With the capitalization of TmarPart and these holding companies, the exchange ratios that will be applied in the mergers that are part of the Transactions will also be simplified, allowing that the exchange ratios consider only the interests of the companies that will be absorbed in the mergers in the common and preferred shares of Oi held directly or indirectly by these companies, as the indebtedness of the companies that will be absorbed in the mergers will have been neutralized for the purpose of the exchange ratios.

It is important to note that in each of the referenced mergers of a holding company, the holding company’s shareholders will receive the same number of shares in the company resulting from the merger that the holding company (merged company) held in the surviving company, and so on so that, in the end, holding company shareholders receive common shares of Oi, and the same ratios will apply to these shareholders as are applicable to the other Oi shareholders in the mergers. As a result, there will be no dilution of any shareholder of Oi as a result of the mergers, as all shareholders of Oi will receive CorpCo shares related to the number of shares issued by Oi that they hold, directly or indirectly.

Finally, it is important to note that the capitalizations of TmarPart and the holding companies mentioned above should not be confused with the Oi capital increase, which will be conducted through a public offer, with the objective of improving the balance sheet flexibility of CorpCo.

Rio de Janeiro, October 7, 2013.

OI S.A.

Bayard de Paoli Gontijo

Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to (1) the proposed capital increase and related public offering of common shares and preferred shares by Oi, (2) the proposed merger of shares (incorporação de ações) between CorpCo and Oi, and (3) the proposed merger (incorporação) of Portugal Telecom with and into CorpCo.

Oi may file a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering of its common shares and preferred shares to be issued in connection with its proposed capital increase. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

In connection with the proposed merger of shares between CorpCo and Oi and the proposed merger of Portugal Telecom with and into CorpCo, CorpCo plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and/or Portugal Telecom, as applicable (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding this proposed merger.

We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed capital increase, proposed merger of shares and proposed merger.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from Telpart or Oi.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to TelPart, Oi, Portugal Telecom or CorpCo, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management of Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures TelPart, Oi, Portugal Telecom or CorpCo makes on related subjects in reports and communications TelPart, Oi, Portugal Telecom or CorpCo file with the SEC.